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                                                                       EXHIBIT 5

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]


September 6, 2002


CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, Texas 77002


Ladies and Gentlemen:

                  As set forth in Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-8 (Registration No. 333-32413) to be filed by CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to employee stock options (the "Options") to be assumed by the Company pursuant to Section 5.1 of the Agreement and Plan of Merger dated as of October 19, 2001 (the "Merger Agreement") by and among Reliant Energy, Incorporated, a Texas corporation, Reliant Energy MergerCo, a Texas corporation, and the Company, which had previously been assumed by Houston Lighting & Power Company, a Texas corporation ("HL&P"), pursuant to Section 5.11 of the Agreement and Plan of Merger dated as of August 11, 1996, as amended (the "NorAm Merger Agreement"), by and among Houston Industries Incorporated, a Texas corporation, HI Merger, Inc., a Delaware corporation, and NorAm Energy Corp., a Delaware corporation ("NorAm"), and up to 1,003,717 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") and associated rights to purchase Series A Preferred Stock, par value $0.01 per share, of the Company (the "Rights") to be issued from time to time upon exercise thereof following such assumption, certain legal matters in connection with the Options, the Common Stock and the Rights are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Post-Effective Amendment.

                  In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Merger Agreement, the NorAm Merger Agreement, the Rights Agreement dated as of January 1, 2002 between the Company and JPMorgan Chase Bank, as Rights Agent (the "Rights Agreement"), as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.



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CenterPoint Energy, Inc.               2                       September 6, 2002



                  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We have also assumed that, prior to their assumption by HL&P, the Options were duly authorized by all necessary corporate action on the part of Noram and validly issued.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

                  2. The Options, upon assumption by the Company upon the effectiveness of the merger of the Company's subsidiary with and into Reliant Energy, Incorporated (the "Merger") as provided in the Merger Agreement, will be duly authorized by all requisite corporate action on the part of the Company and validly issued.

                  3. The shares of Common Stock issuable upon exercise of the Options (the "Shares") have been duly authorized by all requisite corporate action on the part of the Company and when issued and sold from time to time, following assumption by the Company upon the effectiveness of the Merger as provided in the Merger Agreement, upon exercise of the Options and payment therefor as provided therein, such Shares will be validly issued, fully paid and nonassessable.

                  4. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time following the effectiveness of the Merger in accordance with the terms of the Rights Agreement, the Rights associated with the Shares will be validly issued.

                  The opinion set forth in paragraph 4 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

                  This opinion is limited to the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and related Rights delivered by the Company out of shares and related Rights reacquired by it.



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CenterPoint Energy, Inc.               3                       September 6, 2002



                  We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. Additionally, we hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Post-Effective Amendment. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,


                                       BAKER BOTTS L.L.P.